EXHIBIT 4.1

                              MATRIX BANCORP, INC.

          Amended and Restated Executive Deferred Compensation Plan


Section 1.  Purpose

1.01 Purpose. Matrix Bancorp, Inc. (the "Company"), by action of its Board of Directors and its shareholders, hereby amends and restates the Matrix Bancorp, Inc. Executive Deferred Compensation Plan ("Plan"). The Plan is intended to help the Company and its subsidiaries ("Subsidiaries") attract and retain key employees and directors by allowing them to defer a portion of their compensation. The Plan was originally adopted effective as of January 1, 2001, and is hereby amended and restated in its entirety effective as of such date.

      The Plan is to be construed as a plan maintained to provide deferred compensation to a "select group of management or highly compensated employees" within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended from time to time. The Plan is intended to be exempt from the participation, vesting, funding and fiduciary requirements of Title I of ERISA, to the fullest extent permitted under the law. The Plan shall at all times be "unfunded" within the meaning of ERISA and the Internal Revenue Code of 1986, as amended from time to time.

1.02 Gender and Number. Where the context permits, words in any gender shall include any other gender, words in the singular shall include the plural, and the plural shall include the singular.

Section 2. Definitions. As used herein, the following terms shall have the meaning indicated:

2.01 Account shall mean the bookkeeping account(s) established to record the interest of a Participant under the Plan. A Participant's Account shall consist of the value of any Compensation amounts the Participant elects to defer, any Matching Contributions made by the Company, and any income credited or debited thereto.

2.02 Beneficiary shall mean the person or persons entitled to receive a distribution under the Plan in the event of a Participant's death.

2.03  Board shall mean the Board of Directors of the Company.

2.04 Change of Control event shall mean any of the following (other than as a result of a public offering of shares of the Company):

     (a) Any transaction (which shall include a series of transactions or a transaction occurring pursuant to a plan) that has the result that shareholders of the Company immediately before such transaction cease to own at least 51% of (x) the voting stock of the Company or (y) any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;
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     (b)  A merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive;

     (c) A sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company; or

     (d) The adoption of a resolution by the Board to the effect that any person or entity has acquired effective control of the business and affairs of the Company.

     Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if there is consummated any transaction (or series of integrated transactions) immediately following which the record holders of the voting securities of the Company immediately prior to such transaction continue to have substantially the same proportionate ownership in the entity which owns all or substantially all of the assets of the Company immediately following such transaction.

2.05 Code shall mean the Internal Revenue Code of 1986, as amended from time to time, all successor laws thereto, and any regulations or guidance promulgated thereunder. Where the Plan refers to a particular section of the Code, the reference shall also apply to any successor to that section.

2.06 Common Stock shall mean the Company's common stock, par value $.0001 per share.

2.07 Compensation shall mean the actual cash remuneration paid to an Employee or Director by the Employer in consideration of services rendered. Compensation may include base salary, bonus, commission, incentive, directors' fees, etc. Compensation does not include relocation allowances or any reimbursement paid to Employee or Director in connection with his employment or service.

2.08 Deferral Election shall mean an election made under Section 5.01.

2.09 Director shall mean a member of the Board or an advisory director of the Board.

2.10 Disability shall mean the Total Disability of a Participant, as defined in the Matrix Bancorp, Inc. Long Term Disability Insurance Plan.

2.11 Eligible Person shall mean (a) an Employee of the Employer earning annual Compensation of at least $120,000, (b) a member of the Board of Directors, including advisory directors, of the Company, or (c) such others selected by the Board in its sole and absolute discretion, to make Compensation Deferral Elections under the Plan pursuant to Section 5.01 (a) and (b). However, an otherwise Eligible Person shall not be eligible to make such Deferral Elections and any prior Deferral Elections shall become invalid following any distribution of benefits under the Plan pursuant to Section 7.

2.12 Employee shall mean any person who is an employee of the Company or who is an employee of any Subsidiary.
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2.13 Employer shall mean Matrix Bancorp, Inc. or any Subsidiary to which the
     Employee provides services in exchange for Compensation.

2.14 Entry Date shall mean January 1 of each Plan Year, except that a newly Eligible Person may enter the Plan other than on January 1 in accordance with Section 4.02.

2.15 Matching Contribution shall mean a contribution, as described in Section
     5.03 which is determined annually by the Board.

2.16 Participant shall mean an Eligible Person who has filed a completed and executed Deferral Election Agreement and Deferral Enrollment Agreement with the Administrator and is participating in the Plan in accordance with the provisions of Section 5.

2.17 Payout Date shall mean the earlier of (i) the date on which the Participant elected pursuant to his completed and executed Enrollment Election Agreement, to commence receiving deferred monies or (ii) the Participant's date of Termination, Retirement, death or Disability. The date the Participant elects for distribution shall be at least five (5) years from the date of original deferral.

2.18 Penalty shall mean twenty-five percent (25%) of the Participant's vested Account balance.

2.19 Plan Administrator shall mean the Board or any designated committee of the Board.

2.20 Plan Year shall mean the calendar year (January 1 - December 31).

2.21 Retirement shall mean a Participant ceasing to be an Employee or Director on or after attainment of any combination of age and full years of service
      (measured on an employment anniversary basis) equal to sixty-five (65).

2.22 Subsidiary shall mean any corporation in any unbroken chain of corporations beginning with the Company, if, at the time of reference, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.23 Termination shall mean termination of employment or termination of a Director's service on the Board, other than by reason of Retirement, death or Disability.

2.24 Valuation Date means the date(s) specified by the Plan Administrator as of which the value of a Participant's Account is determined.

Section 3.  Administration of the Plan

3.01 Administration. This Plan shall be administered by the Plan Administrator.
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     The Plan Administrator shall have all powers necessary or appropriate to carry out the provisions of the Plan. The Plan Administrator may, from time to time, establish rules for the administration of the Plan and the transaction of the Plan's business.

     The Plan Administrator shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan, including, but not limited to, the determination of eligibility for and amount of any benefit.

     The Plan Administrator shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with its administration, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions by general rule or particular decision, all in its sole and absolute discretion.

     All findings of fact, determinations, interpretations and decisions of the Plan Administrator shall be conclusive and binding upon all person(s) having or claiming to have any interest or right under the Plan and shall be given the maximum deference allowed by law.

3.02 Tax Withholding. The Company or the appropriate Employer may withhold from any payment under this Plan any and all withholdings under all jurisdictions including federal, state, local or foreign taxes required by law to be withheld with respect to the payment and any sum the Company or the appropriate Employer may reasonably estimate as necessary to cover any taxes for which they may be liable and that may be assessed with regard to the payment.

Section 4.  Eligibility

4.01 Participation shall be limited to a "select group of management of highly compensated employees" within the meaning of ERISA Section 201(2).

4.02 The Plan Administrator may permit any person who first becomes an Eligible Person on or after the first day of a Plan Year to enroll in the Plan within 30 days following his eligibility. The Deferral Election shall be effective only for Compensation earned after the 30-day period.

4.03 The Plan Administrator may permit an Eligible Person to enroll in the Plan and commence participation in the Plan on any Entry Date during a Plan Year.

4.04 Once a Participant makes a Deferral Election of Compensation, his election cannot be changed during a Plan Year, except as provided under Section 4.05 or Section 7.10.

4.05 If a Participant no longer satisfies the definition of "Eligible Person" or, in the Plan Administrator's discretion, no longer satisfies the requirements of Section 4.01, the Participant's Deferral Election shall automatically and immediately terminate. At such time, the Participant will be deemed to have reached a Payout Date as defined in Section 2.16 and will be eligible for a benefit as explained in Section 7.
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4.06 Participation in or eligibility for the Plan shall not constitute a guarantee or contract of employment and shall not give any Employee the right to be retained in the employment of the Employer. Nor shall participation in or eligibility for constitute any right to claim any benefit under the terms of the Plan, unless this right or claim has specifically vested under the terms of the Plan.

Section 5.  Deferral Elections and Matching Contributions

5.01 Deferral Elections. A Participant may elect to defer a specified amount or percentage of his Compensation. The maximum deferral allowed is one hundred percent (100%), less any required withholding under Section 5.02, of the Participant's Compensation.

     A Participant who wishes to defer receipt of all or a portion of any Compensation to be earned during the Plan Year shall provide the Plan Administrator with a completed and executed Deferral Election Agreement and Deferral Enrollment Agreement according to the rules established by the Plan Administrator in its sole and absolute discretion. A Participant's election to defer any Compensation shall be received by the Plan Administrator no later than the next Entry Date to which the election will take effect.

5.02 Rules Regarding Withholdings. No Participant shall be allowed to defer Compensation to the extent the Company determines that such Compensation should be withheld to pay the Participant's portion of taxes under the Federal Insurance Contributions Act ("FICA"), and federal, state or local income taxes, payments required to maintain coverage for the Participant or the Participant's dependents under any welfare plan or program of the Company, or any similar payment.

5.03 Matching Contributions. The Employer, in its discretion, may make Matching Contributions for each Plan Year on behalf of each Participant who elects to defer a portion of his Compensation.

     (a) The amount of the Matching Contribution, if any, shall be determined by the Board and may be tied to Company and/or individual performance. The Board, in its discretion, may establish a maximum contribution amount for any Plan Year.

     (b) A Participant will be eligible to receive a Matching Contribution if employed or if serving as a Director on December 31st of the year in which the Matching Contribution relates; provided, however, such requirement shall not apply if the Participant separates from service prior to December 31 of any Plan Year by reason of death, Disability or Retirement.

5.04  Investment Equivalents.

     (a) General Rule. Except to the extent other arrangements are established by the Plan Administrator, each Participant's Account under the Plan shall be credited (or debited) with investment gains (or losses) corresponding to investment equivalents established by the Plan Administrator and selected by the Participant. The Participant's election of the investment equivalent or equivalents upon which such crediting and debiting will be based, including the right to change such
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          election with respect to his future contributions and his existing account balance, shall be handled in the manner prescribed by the Plan Administrator. Neither the Company, nor any Subsidiary, nor the Trustee of the Rabbi Trust, shall be required to invest amounts corresponding to the investment equivalents. The investment equivalents available under the Plan from time to time shall be separately communicated to Participants from time to time and may, in the Plan Administrator's discretion, vary from Participant to Participant or from contribution source to contribution source.

     (b) Common Stock of Company. Without limiting the foregoing provisions of this Section, the Board, in its sole discretion, may designate Common Stock of the Company as investment equivalent with respect to all or any portion of a Participant's Account. For each Plan Year, the Board may also designate that any Matching Contribution for such Plan Year be considered a "Matching Stock Contribution," in which case, such contribution will be deemed invested solely in shares of Common Stock and Participants shall not have the ability to redirect such amounts into other investment equivalents. Each Participant's Account shall be credited with any cash dividends and other distributions of securities or property attributable to shares of Common Stock credited to a Participant's Account at the same time and in the same manner such dividends or distributions would have been paid if such Account were actually invested in Common Stock.

Section 6.  Vesting; Employment Taxes

6.01 General. Each Participant shall be 100% vested in any Compensation deferred. Except as provided in Section 6.02, a Participant's Matching Contribution for each Plan Year (if any) shall become vested and non-forfeitable based on the following vesting schedule:

                  Years of Vesting Service            Vested Percentage

                        1                               20%
                        2                               40%
                        3                               60%
                        4                               80%
                        5                               100%


     For purposes of the foregoing, "Years of Vesting Service" means the total number of full Plan Years in which a Participant has been employed by the Employer or has served on the Board following the Plan Year with respect to which any Matching Contribution relates. By way of example, a Matching Contribution attributable to year 2001 shall vest in 20% increments beginning in year 2002; and a Matching Contribution attributable to year 2002 shall vest in 20% increments beginning in year 2003. Any partial Plan Year of employment or Board membership shall not be counted.

6.02 Special. Notwithstanding Section 6.01 above, a Participant shall have a nonforfeitable right or vested interest in his entire Account (including Matching Contributions) upon the Participant's Retirement, death, or Disability or in the event of a Change of Control.
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6.03 FICA and Other Taxes. For each Plan Year during which a Participant vests in a new portion of his Account, the Company shall remit the Participant's share of FICA and other employment taxes, if any, that are attributable to such vesting.

Section 7.  Benefits Distribution

7.01 A Participant is eligible for a benefit under the Plan when he has reached a Payout Date (as defined in Section 2). The benefit will be based on the total vested value of the Account of the Participant.

7.02 Benefit Upon Termination. A Participant's Termination shall create a lump sum distribution of the vested balance of the Participant's Account notwithstanding the Participant's Deferral Enrollment Agreement. Payment of the vested balance of the Participant's Account shall be made no later than 60 days following the end of the calendar year during which the Participant incurs a Termination.

7.03 Benefit Upon Disability. A Participant's Disability shall create a lump sum distribution of the vested balance of the Participant's Account notwithstanding the Participant's Deferral Enrollment Agreement. Payment of the vested balance of the Participant's Account shall be made no later than 60 days following the end of the calendar year during which the Participant incurs a Disability.

7.04 Benefit Upon Change of Control. A Change of Control, as defined in Section 2.04, shall create a lump sum distribution of the vested balance of the Participant's Account notwithstanding the Participant's Deferral Enrollment Agreement. Payment of the vested balance of the Participant's Account shall be made as soon as administratively practicable following such Change of Control. However, the Participant's Deferral Enrollment Agreement shall remain in effect if the surviving corporation assumes this Plan.

7.05 Benefit Amount. Any amount to be distributed shall be determined as of the Valuation Date coincident with or immediately preceding the date of distribution. All amounts payable under the Plan shall be paid in cash; provided, however, any amounts attributable to Matching Stock Contributions (as defined in Section 5.04(b)) shall be paid exclusively in whole shares of Common Stock and ignoring fractional shares.

7.06 Benefit Upon Retirement or Attainment of Scheduled Payout Date. Upon a Participant's Retirement or attainment of his Payout Date, the vested balance of the Participant's Account shall be distributed as soon administratively practicable in the form specified in the Participant's Deferral Enrollment Agreement.

      The Deferral Enrollment Agreement shall state:

     (a)  the Payout Date with respect to the Participant's Account, and

     (b) the form of payment, whether in one lump sum or annual installments over 5 or 10 years.

7.07 Rules Regarding Modification of Deferral Enrollment Agreement ("Modified Enrollment Agreement"). The form and timing of payment may be modified by the Participant if communicated to the Plan Administrator prior to the end of the Plan Year preceding: (i) the scheduled lump sum payment or installment payment, or (ii) Retirement, provided however that such modifications must be made at least one year prior to the scheduled payment date.

7.08 Participant's Death.

     (a) If a Participant dies after payment of benefits under the Plan have commenced, payments shall continue to be made in the same form and for the same duration as elected by the Participant. However, such distributions of benefits shall be made to his Beneficiary. The Beneficiary may elect to receive a lump sum payment of the benefits with the approval of the Plan Administrator.

     (b) If a Participant dies prior to the commencement of a payment of his benefits under the Plan, distributions of his Account shall be made to his Beneficiary. The payment shall be made in one lump sum no later than 60 days following the end of the calendar year during which the Participant's death occurs.

     (c) Each Participant shall submit a written, signed, and dated list of his designated Beneficiary to the Plan Administrator on a form approved by the Plan Administrator ("Matrix Beneficiary Designation Form"). The Participant may change the Beneficiary at any time without the consent of any prior Beneficiary. If no Beneficiary survives the Participant or if no valid Beneficiary designation is in effect, the Participant's Beneficiary shall be his estate.

7.09 Emergency Benefit. In the event that the Plan Administrator, on written petition of the Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant, as soon as practicable following such determination, an amount up to the balance of his deferrals as necessary to meet the emergency (the "Emergency Benefit"). For purposes of the Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. The amount of the benefits otherwise payable under the Plan shall thereafter be adjusted to reflect the payment of the Emergency Benefit. Applications for Emergency Benefits and the determinations thereon by the Plan Administrator shall be in writing, and a Participant may be required to furnish written proof of the financial emergency. Any Participant who receives an Emergency Benefit will be precluded from making new deferrals under the Plan until the next enrollment period that occurs at least twelve (12) months following payment of the Emergency Benefit. No payment shall be made under this Section if the Plan Administrator determines that such payment would leave any other amounts deferred hereunder to be deemed constructively received under the Code.

7.10 Early Distribution. Notwithstanding a Participant's election under Section 5, a Participant may elect to receive his entire vested Account in a single lump sum payment of the vested balance of the Participant's Account less an immediate Penalty as defined in

     Section 2.18. Any Participant who receives a distribution under this
     Section 7.10 will be precluded from making new deferrals under the Plan until the next enrollment period that occurs at least 24 months following payment of the distribution amount.

7.11 Small Benefit. In the event the Plan Administrator determines that the vested balance of the value of a Participant's Account is less than $25,000 at the time of commencement of payment of his benefits, or that the portion of the value of the balance of the Participant's Account payable to any Beneficiary is less than $25,000 at the time of commencement of payment of a survivor benefit to such Beneficiary, the Plan Administrator may pay the benefit in the form of a lump sum payment, notwithstanding any provision of this Section 7 to the contrary. Such lump sum payment shall be equal to the vested balance of the Participant's Account or the portion thereof payable to a Beneficiary.

7.12 Tax Withholdings. To the extent required by law in effect at the time payments of deferred amounts are made, the Company shall withhold from payments made hereunder the taxes required to be withheld by the federal or any state or local governments.

Section 8.  Rabbi Trust

8.01 Rabbi Trust. The Company shall maintain a single Rabbi Trust as part of the Plan to implement the provisions of the Plan.

8.02 Contributions. The Employer shall make contributions to the Rabbi Trust from time to time. Contributions shall be made equal to the amounts deferred pursuant to each respective Participant's Deferral Election Agreement.

8.03 Investments of the Rabbi Trust. The Company shall vest in itself or the trustee of the Rabbi Trust, responsibility for the management and control of the assets of the Rabbi Trust.

     No Participant or Beneficiary shall have any interest whatsoever in any specific asset of the Company, Subsidiaries or Rabbi Trust. To the extent that any person acquires a right to receive payments under the Plan, such right shall be no greater than the rights of any unsecured general creditor of the appropriate Employer.

8.04 No Reversion. Except as specified below and in the Rabbi Trust agreement, the Company and the Subsidiaries shall not have any right, title, or interest in the Contributions made to (or earnings under) the Rabbi Trust. No part of the Rabbi Trust shall revert to any Employer except upon complete termination of the Plan after the satisfaction of all fixed and contingent liabilities of the Plan.

Section 9.  Amendment and Termination of the Plan

9.01 Amendment and Termination. While the Company expects and intends to continue the Plan, the Company must reserve and hereby reserves the right to amend or to terminate the Plan in any way, at any time, for any reason; except that no amendment shall reduce a Participant's benefits to less than the amount the Participant would have been entitled to receive if the Participant had resigned from the employment or Board service on the effective date of amendment or termination.

     In the event a Subsidiary ceases to qualify as a "Subsidiary" of the Company has herein defined, such Subsidiary shall terminate its participation in the Plan unless the Board, in its sole and absolute discretion, approves the continued participation of such former Subsidiary. In either case, the Board shall coordinate in good faith with the Subsidiary to effectively carry out the intent of the Plan with respect to the employees of that former Subsidiary.

9.02 Distribution Upon Termination of the Plan. If the Plan is terminated with respect to one or more participating Employers before all benefits under the Plan have been paid, distributions shall be made (or benefit payments continued) pursuant to the elections made on the Participant election forms. However, the Board may, in its sole and absolute discretion, direct that distribution be made in any form at any time selected by the Board, regardless of whether payments of benefits under the Plan have commenced.

Section 10.  General Provisions

10.01 Applicable Laws. The Plan shall be construed and administered under the laws of the State of Colorado, without regard to conflict of laws provisions, to the extent that such laws are not pre-empted by the laws of the United States of America.

10.02 Securities Laws Limitation.

      (a) Notwithstanding any provision in this Plan to the contrary, no shares of Common Stock will be issued pursuant to the Plan until such shares have been duly listed or approved for quotation, upon official notice of issuance, on the National Market System of The Nasdaq Stock Market, Inc. and such other exchanges, if any, as the Board may determine, and a registration statement under the Securities Act of 1933, as amended, with respect to such shares has become, and remains, effective.

      (b) 100,000 shares of Common Stock are authorized for issuance to Participants under this Plan, subject to adjustment as set forth in sub-paragraph (c) below. This authorization may be increased from time to time by approval of the Board, and if such approval is required, by the shareholders of the Company. In the discretion of the Board, the shares of Common Stock payable under the Plan may consist of newly issued shares or shares reacquired by the Company. The Company will at all times during the term of the Plan retain as authorized and unissued shares of Common Stock at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

      (c) If there is any change in the Common Stock and/or in the corporate structure of the Company, through merger, consolidation, division, share exchange, combination, reorganization, recapitalization, stock dividend, stock split, spin-off, split up, dividend in kind or other change in the corporate structure or distribution to the shareholders, appropriate adjustments may be made by the Board (or, if the

            Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in the aggregate number and kind of shares subject to the Plan, and the number and kind of shares which may be issued under the Plan. Appropriate adjustments may also be made in the terms of any Employer contributions previously approved by the Board upon the occurrence of any such events upon any equitable basis determined by the Board in its discretion.

10.03 Benefits Payable from General Assets. Amounts payable hereunder shall be paid exclusively from the general assets of the Employer, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or asset of the Employer which may be looked to for such payment, other than the right of an unsecured general creditor against the Employer, in respect of the Account of such Participant established hereunder. There shall be no ability to obtain the general assets of the Employer except in the case of bankruptcy or insolvency.

10.04 Cost of the Plan. All costs of the Plan, including the administration thereof, shall be borne by the Company and no contributions from Participants shall be required or permitted.

10.05 Severability. If any provision of the Plan is held illegal or invalid, the illegality or invalidity shall not affect its remaining parts. The Plan shall be construed and enforced as if it did not contain the illegal or invalid provision.

10.06 No Assignment of Rights. No interest, right, or claim in or to any payment hereunder shall be assignable, transferable, or subject to sale, mortgage, pledge, hypothecation, commutation, anticipation, garnishment, attachment, execution, or levy of any kind. The Company and Subsidiaries shall not recognize any attempt to assign, transfer, sell, mortgage, pledge, hypothecate, commute or anticipate the same, except to the extent required by law.

10.07 Successors to Company. The Plan shall inure to the benefit of, and shall be binding upon, the Company and the Participants and their successors or assigns.

10.08 Legal Fees to Enforce Rights After Change of Control. The Company is aware that upon the occurrence of a Change of Control, the Board (which might then be composed of new members) or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan.

      In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change of Control, it should appear to any Participant that the Company has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

Section 11. Claims Procedures

11.01 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

11.02 Notification of Decision. The Plan Administrator shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

            (i) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

            (ii) that the Plan Administrator has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

                  (1) the specific reason(s) for the denial of the claim, or any part of it;

                  (2) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

                  (3) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

                  (4) an explanation of the claim review procedure set forth in Section 11.03 below.

11.03 Review of a Denied Claim. Within 60 days after receiving a notice from the Plan Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Plan Administrator a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):
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            (i)   may review pertinent documents;

            (ii)  may submit written comments or other documents; and/or

            (iii) may request a hearing, which the Plan Administrator, in its sole discretion, may grant.

11.04 Decision on Review. The Plan Administrator shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Plan Administrator's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

            (i)   specific reasons for the decision;

            (ii) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

            (iii) such other matters as the Plan Administrator deems relevant.

11.05 Legal Action. A Claimant's compliance with the foregoing provisions of this Article 11 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under the Plan.